Exhibit 4.7

AMENDMENT TO NOTES AND WARRANTS
And Sale of New Warrants

This Amendment to Notes and Warrants and Sale of New Warrants (this “Amendment”) is entered into this 18th day of February 2020 by and between (a) Agenus Inc., a Delaware corporation, having an address at 3 Forbes Road, Lexington, MA 02421 (the “Borrower”), and (b) Mark Berg and Nicole Berg, Nicky V LLC and MSB Research Inc. (collectively, the “Signing Purchasers”).

WITNESSETH

WHEREAS, the Borrower and the Required Purchases are parties to that certain Amended and Restated Note Purchase Agreement dated February 20, 2015, as amended (the “2015 Purchase Agreement”), pursuant to which the Borrower issued to the Purchasers, among other things, 8% senior subordinated notes that mature on February 20, 2020 (the “2015 Notes”) and warrants to purchase an aggregate of 1,400,000 shares of Borrower common stock at a price of $5.10 per share that expire on February 20, 2020 (the “2015 Warrants”);

WHEREAS, the parties now wish to (i) extend the term of the 2015 Notes and 2015 Warrants by three years from February 20, 2020 to February 20, 2023 and (ii) issue additional Warrants to the Purchasers as set forth herein; and

WHEREAS, Section 5.13(a) of the 2015 Purchase Agreement provides that the 2015 Notes and 2015 Warrants may be amended by the Purchasers of Notes (as defined therein) representing at least a majority of the aggregate principal amount outstanding under all of the 2015 Notes (the “Required Purchasers”), and the undersigned Signing Purchasers constitute the Required Purchasers.

NOW, THEREFORE, the parties hereby agree as follows:

1.Defined Terms. Terms used, but not defined here, shall have the meaning assigned such terms in the 2015 Purchase Agreement.

2.Amendment to 2015 Warrants.  Section 2 of each of the 2015 Warrants is hereby deleted in its entirety and replaced with the following:

“Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time after the date hereof and prior to 5:00 p.m., New York City time, on the eight (8th) anniversary of the date hereof or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).”

3.Amendment to 2015 Notes.  The maturity date for each of the 2015 Notes is hereby extended by three years from February 20, 2020 to February 20, 2023.

4.No other Amendments.  The parties acknowledge and agree that, except as set forth in this Amendment, the 2015 Notes and 2015 Warrants shall remain in full force and effect.

5.New Warrants.  In consideration of the amendments hereunder, the Borrower shall issue to the Purchasers warrants to purchase that number of shares of Common Stock of the Borrower (collectively, the “2020 Warrants”) in accordance with such Purchaser’s individual allocation set forth opposite such Purchaser’s name on Schedule 1 under the heading “Allocation of 2020 Warrants” which warrants shall be in the form attached hereto as Exhibit I.  The 2020 Warrants are deemed to be issued by, and governed in accordance with, the Purchase Agreement as if they are Warrants issued thereunder.

6.Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York irrespective of any conflicts of law principles thereof.

7.Counterparts.  This Amendment may be executed in counterparts, which, when taken together, shall constitute one agreement. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

AGENUS INC.

By:/s/ Garo H. Armen

Name:  Garo H. Armen

Title:    Chairman and CEO

PURCHASERS:

/s/ Mark Berg   /s/ Nicole Berg

Mark Berg and Nicole Berg

NICKY V LLC

By:/s/ Nicole Berg

Name: Nicole Berg

Title:    Owner

MSB RESEARCH INC.

By:/s/ Mark Berg

Name:  Mark Berg

Title:    President